EXHIBIT 4.9

                               THIRD AMENDMENT TO
                                 CHEMFIRST INC.
           401(k) SAVINGS AND EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST

      THIS AMENDMENT, effective as specifically stated herein, by and between CHEMFIRST INC., a Business Corporation, having its principal office in Jackson, Mississippi (hereinafter referred to as "Employer"), and CHARLES SCHWAB TRUST COMPANY (hereinafter sometimes referred to as "Trustee");

                                R E C I T A L S:

      A. WHEREAS, the Employer has previously established the ChemFirst Inc. 401(k) Savings and Employee Stock Ownership Plan and Trust ("Plan and Trust") for the benefit of those employees who qualify thereunder and for their beneficiaries; and

      B. WHEREAS, the Employer desires to amend the Plan and Trust to incorporate certain changes requested by the Internal Revenue Service in order to obtain an updated determination letter concerning the Plan's qualified status under Sections 401(a), 401(k) and 4975(e)(7) of the Internal Revenue Code of 1986, as amended;

      NOW, THEREFORE, pursuant to Section 10.01 of the Plan and Trust, the following amendment is hereby made and shall be effective as specifically stated herein:

1. Effective January 1, 1997, Section 1.05 is amended, as underlined, to read as follows:

"1.05 Acquisition Loan

      A loan (or extension of credit) used by the trustee to finance the acquisition of Company Stock, which loan will constitute an extension of credit to the Trust from a party-in-interest (ad defined in ERISA)."

2. Effective January 1, 1997, Section 1.15 of the Plan is amended as underlined to read as follows:

"1.15 Employee

      (a)   In General

            An Employee is any person who is employed by the Employer or a Participating Employer.

      (b)   Leased Employee

            A Leased Employee means any person who, pursuant to an agreement between the Employer or any Related Employer ("Recipient Employer") and any other person ("leasing organization"), has performed services for the Recipient Employer on a


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            substantially full-time basis for a period of at least one year and such services are performed under the primary direction or control of the Recipient Employer.

            Any Leased Employee will be treated as an Employee of the Recipient Employer; however, contributions or benefits provided by the leasing organization which are attributable to the services performed for the Recipient Employer will be treated as provided by the Recipient Employer. If all Leased Employees constitute less than 20% of the Employer's non-highly-compensated work force within the meaning of Code Section 414(n)(1)(C)(ii), then the preceding sentence will not apply to any Leased Employee if such Employee is covered by a money purchase pension plan ("Safe Harbor Plan") which provides: (1) a nonintegrated employer contribution rate of at least 10% of compensation, (2) immediate participation, and (3) full and immediate vesting.

            Years of Eligibility Service for purposes of eligibility to participate in the Plan and Years of Vesting Service for purposes of determining a Participant's Vested Percentage include service by an Employee as a Leased Employee.

      (c)   Regular Employee

            A Regular Employee is an Employee (whether full time or part time) hired to fill a specific position on an indefinite basis and whose position is reflected in the Employer's written annual budget as being a permanent position that is eligible for participation in the Plan."

3. Effective January 1, 1997, Section 1.21(a) is amended, as underlined, to read as follows:

      "(a)  Compensation

            For purposes of this Section, Compensation means Compensation defined in Section 1.11, excluding only the exclusions described in paragraphs (i) through (iv), and including deferrals under (a) Code
            Section 402(e)(3) relating to a Code Section 401(k) arrangement; (b) Code Section 125 relating to a cafeteria plan; (c) Code Section 403(b) relating to a tax sheltered annuity plan; (d) Code Section 408(h) relating to a simplified employee pension; and (e) Effective January 1, 1998, Code Section 402(k) relating to a simple retirement account. Compensation in excess of the Statutory Compensation Limit will be disregarded. The definition of Compensation shall be limited to Compensation earned during (i) the Determination Year for purposes of Section 1.21(d)(2)(i) and (ii) the Lookback Year for purposes of Sections 1.21(d)(2)(ii) and 1.21(j)."

4. Effective January 1, 1997, Section 3.04(a)(7) is amended, as underlined, to read as follows:

      "(7)  Application of Forfeitures


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            Forfeitures from a Participant's Employee Stock Ownership Account will be used to reduce Employee Stock Ownership Contributions in the Plan Year in which the Forfeitures are determined to occur. To the extent that a Participant's Employee Stock Ownership Account holds more than one class of Employer Securities, Forfeitures shall be made equally from each class of Employer Securities.

            Notwithstanding the foregoing, the portion of a Participant's account attributable to assets other than Company Stock acquired with the proceeds of an Acquisition Loan shall be forfeited first."

5. Effective January 1, 1997, Section 4.05(a)(5) is amended, as underlined, to read as follows:

      "(5)  Contribution Percentage Test

            The Contribution Percentage Test is a test applied on a Plan Year basis to determine whether a plan meets the requirements of Code
            Section 401(m).

            In each of the following tests, the Contribution Percentage for the Highly Compensated Group for a Plan Year is compared with the Contribution Percentage for the Non-highly Compensated Group for the preceding Plan Year (or the current Plan Year if elected by the Employer; provided, however, that if such an election is made, it may not be changed except as provided by the Secretary of the Treasury.)"

            In the case of the first Plan Year of the Plan (if this is not a successor plan within the meaning of Treasury Regulation 1.401(k)-1(d)(3)), the Contribution Percentage for the Non-highly Compensated Group will be the Contribution Percentage for the Non-highly Compensated Group for the first Plan Year or, if the Employer elects to use 3% as the Deferral Percentage for the first Plan Year, the Contribution Percentage that would result if the Deferral Percentage for each Non-highly Compensated Participant were 3%.

            The Contribution Percentage Test may be met by either satisfying the General Contribution Percentage Test or the Alternative Contribution Percentage Test.

            The General Contribution Percentage Test is satisfied if the Contribution Percentage for the Highly Compensated Group does not exceed 125% of the Contribution Percentage for the Non-highly Compensated Group.

            The Alternative Contribution Percentage Test is satisfied if the Contribution Percentage for the Highly Compensated Group does not exceed the lesser of:

            o The Contribution Percentage for the Non-highly Compensated Group plus 2 percentage points, or

            o The Contribution Percentage for the Non-highly Compensated Group multiplied by 2.0.


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

            If (i) one or more Highly Compensated Employees of the Employer or any Related Employer are eligible to participate in both a Cash or Deferred Arrangement and a plan which provides for Employee After-tax Contributions or Matching Contributions, (ii) the Deferral Percentage for all of the Highly Compensated Group does not satisfy the General Deferral Percentage Test, and (iii) the Contribution Percentage for all of the Highly Compensated Group does not satisfy the General Contribution Percentage Test, then the Contribution Percentage Test will be deemed to be satisfied only if the sum of the Deferral Percentage and the Contribution Percentage for all of the Highly Compensated Group does not exceed the Aggregate Limit. If the Aggregate Limit is exceeded, the Plan shall satisfy the test for multiple use of the alternative limitation as provided in Treas. Reg. ss. 1.401(m)-2(c) in accordance with Section 4.05(a)(7).

            The Plan will not fail to satisfy the Contribution Percentage test merely because all of the Eligible Employees under the Plan for a Plan Year are Highly Compensated Employees."

6. Effective January 1, 1997, Section 4.05(a)(7) of the Plan is amended, as underlined, to read as follows:

      "(7)  Deferral Percentage Test

            The Deferral Percentage Test is a test applied on a Plan Year basis to determine whether a plan meets the requirements of Code Section 401(k).

            In each of the following tests, the Deferral Percentage for the Highly Compensated Group for a Plan Year is compared with the Deferral Percentage for the Non-highly Compensated Group for the preceding Plan Year (or the current Plan year if elected by the Employer; provided, however, that if such an election is made, it may not be changed except as provided by the Secretary of the Treasury).

            In the case of the first Plan Year of the Plan (if this is not a successor plan within the meaning of Treasury Regulation 1.401(k)-1(d)(3)), the Deferral Percentage for the Non-highly Compensated Group will be 3%, or, if elected by the Employer, the actual Deferral Percentage for the Non-highly Compensated Group for the first Plan Year.

            The Deferral Percentage Test may be met by either satisfying the General Deferral Percentage Test of the Alternative Deferral Percentage Test.

            The General Deferral Percentage Test is satisfied if the Deferral Percentage for the Highly Compensated Group does not exceed 125% of the Deferral Percentage for the Non-highly Compensated Group.

            The Alternative Deferral Percentage Test is satisfied if the Deferral Percentage for the Highly Compensated Group does not exceed the lesser of:


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

            o the Deferral Percentage for the Non-highly Compensated Group plus 2 percentage points, or

            o the Deferral Percentage for the Non-highly Compensated Group multiplied by 2.0.

            If (i) one or more Highly Compensated Employees of the Employer or any Related Employer are eligible to participate in both a Cash or Deferred Arrangement and a plan which provides for Employee After-tax Contributions or Matching Contributions, (ii) the Deferral Percentage for the Highly Compensated Group does not satisfy the General Deferral Percentage Test, and (iii) the Contribution Percentage for the Highly Compensated Group does not satisfy the General Contribution Percentage Test, then the Deferral Percentage Test will be deemed to be satisfied only if the sum of the Deferral Percentage and the Contribution Percentage for the Highly Compensated Group does not exceed the Aggregate Limit. If the Aggregate Limit is exceeded, the Plan shall satisfy the test for multiple use of the alternative limitation as provided in Treas. Reg. ss. 1.401(m)-2(c)(3) by reducing the Deferral Percentage of those Highly Compensated employees who also participate in an arrangement that provides for After-tax Contributions or Matching Contributions so that the limit is not exceeded, beginning with the Highly Compensated Employee whose Deferral Percentage is the highest. The amount by which each Highly Compensated Employee's Deferral Percentage amount is reduced shall be treated as an Excess Contribution. The Deferral Percentage and Contribution Percentage of the Highly Compensated Employees are determined after:

            o use of any Qualified Nonelective Contributions and Qualified Matching Contributions to meet the Deferral Percentage Test;

            o use of any Qualified Nonelective Contributions and Elective Contributions to meet the Deferral Percentage Test;

            o any corrective distribution or forfeiture of Excess Deferrals, Excess Contributions or Excess Aggregate Contributions; and

            o after any recharacterization of Excess Contributions required without regard to multiple use of the alternative limitation.

            The Plan will not fail to satisfy the Deferral Percentage test merely because all of the Eligible Employees under the Plan for a Plan Year are Highly Compensated Employees.


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

7. Effective January 1, 1997, Section 4.05(i) of the Plan is amended, as underlined, to read as follows:

      "(i)  Aggregation of Plans

            If the Employer or a Related Employer sponsors one or more other plans which include a Cash or Deferred Arrangement, the Employer may elect to treat any two or more of such plans as an aggregated single plan for purposes of satisfying Code Sections 401(a)(4), 401(k) and 410(b). The Cash or Deferred Arrangements included in such aggregated plans will be treated as a single Arrangement for purposes of this Section. However, only those plans that have the same plan year may be so aggregated.

            If the Employer or a Related Employer sponsors one or more other plans to which Employee After-tax Contributions or Matching Contributions are made, the Employer may elect to treat any two or more of such plans as an aggregated single plan for purposes of satisfying Code Sections 401(a)(4), 401(m) and 410(b). However, only those plans that have the same plan year may be so aggregated.

            Any such aggregation must be made in accordance with Treasury Regulation 1.401(k)-1(b)(3). For example, contributions and allocations under the portion of a plan described in Code Section 4975(e)(7) (an ESOP) may not be aggregated with the portion of a plan not described in Code Section 4975(e)(7) (a non-ESOP) for purposes of determining whether the ESOP or non-ESOP satisfies the requirements of Code Sections 401(a)(4), 401(k), 401(m) and 410(b).

            To the extent that any Participant who is a Highly Compensated Employee for the Plan Year is eligible to have Employer Elective Contributions (or Qualified Non-Elective Contributions or Qualified Matching Contributions, or both, if treated as Employer Elective Contributions for the Actual Deferral Percentage Test) allocated to his or her account under two (2) or more Cash or Deferred Arrangements that are maintained by the Employer or a Related Employer, such plans shall be aggregated for purposes of Code Sections 401(a)(4), 401(k), 401(m) and 410(b). If a Highly
            Compensated Employee participates in two (2) or more Cash or Deferred Arrangements that have different plan years, all Cash or Deferred Arrangements ending with or within the same calendar year shall be treated as a single plan. Notwithstanding the foregoing, certain plans shall be treated as separate if mandatorily disaggregated under applicable Treasury regulations pursuant to Code
            Section 401(k).

            To the extent that this Plan is required to be aggregated with another plan for purposes of satisfying Code Sections 401(k)(3) or 401(m)(2), then such plans shall be aggregated for all purposes under Code Sections 401(a)(4) and 410(b). To the extent that this Plan is permissively aggregated with another plan for purposes of satisfying Code Sections 401(k)(3) or 401(m)(2), then such plans shall be aggregated for all purposes under Code Sections 401(a)(4) and 410(b). Plans that could be aggregated under Code Section 410(b) but that are not actually aggregated


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

            for a Plan Year for purposes of Code Section 410(b) may not be aggregated for purposes of Code Sections 401(k) and 401(m)."

8. Effective January 1, 1997, Section 6.02 of the Plan is amended as underlined to read as follows:

      "6.02 Death Benefit

      (a)   Pre-Retirement Death Benefit

            In the event of the death of a Participant prior to the date that he begins to receive a retirement benefit under the Plan, if the Participant has a Surviving Spouse and if a Beneficiary other than the Participant's Surviving Spouse has not been designated pursuant to a Qualified Election, the Participant's Surviving Spouse will be entitled to receive a Qualified Survivor Annuity.

            If a Surviving Spouse does not exist or if a Beneficiary other than the Participant's Surviving Spouse has been designated pursuant to a Qualified Election, the Participant's designated Beneficiary will be entitled to receive the value of the Participant's Accrued Benefit.

      (b)   Post-Retirement Death Benefit

            In the event of the death of a Retired Participant or a Disabled Participant receiving a benefit, a benefit will be paid to the Participant's Beneficiary or Surviving Spouse in accordance with the form of benefit payment elected under the Plan.

      (c)   Commencement of Benefits.

            Payments to a Participant's Beneficiary or Surviving Spouse shall begin sixty days following the close of the Plan Year in which the Participant dies. The Committee shall charge each payment to the Participant's or Former Participant's Individual Account. Payments shall continue until the death of the last survivor of the Beneficiaries or until the Individual Account is paid in full, whichever event shall occur first.

            Notwithstanding any contrary provision, unless other Plan distribution provisions require earlier distribution of the Participant's Individual Account, if the Participant's Beneficiary or Surviving Spouse elects, the Committee shall direct the Trustee to commence distribution of the Participant's Account Balance attributable to Employer Securities in the Participant's Employer Stock Ownership Account no later than one (1) year after the close of the Plan Year in which the Participant separates from Service because of death. For purposes of this paragraph, Employer Securities do not include any Employer Securities acquired with the proceeds of an Exempt Loan until the close of the Plan Year in which the borrower repays the Exempt Loan in full.

            If the Participant dies after his distributions have commenced, the Trustee shall continue to distribute the remaining portion of the Participant's Account Balance at


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

            least as rapidly as under the method of distribution used prior to the Participant's death. If the Participant dies before distribution commences, the Trustee shall complete distribution of the Participant's or Former Participant's Account Balance by December 31 of the calendar year containing the fifth (5th) anniversary of the Participant's death, except to the extent that the Beneficiary elects to receive distributions under paragraphs (1) or (2) below:

            (1) If any portion of the Participant's or Former Participant's Nonforfeitable Account Balance is payable to a Beneficiary, the Beneficiary may elect distributions over the life or over a period certain not greater than the life expectancy of the Designated Beneficiary commencing on or before December 31 of the calendar year immediately following the calendar year in which the Participant or Former Participant died;

            (2) If the Beneficiary is the Participant's Surviving Spouse, the date distributions must begin under paragraph (1) above shall not be earlier than the later of: (i) December 31 of the calendar year immediately following the calendar year in which the Participant died; and (ii) December 31 of the calendar year in which the Participant would have attained age seventy and one-half (70 1/2) years. If the Participant has not made an election pursuant to this Section by the time of death, the Beneficiary must elect the method of distribution no later than the earlier of: (i) December 31 of the calendar year in which distributions must begin under this Section; or (ii) December 31 of the calendar year which contains the fifth
                  (5th) anniversary of the date of death of the Participant. If the Participant has no Beneficiary, or if the Beneficiary does not elect a method of distribution, distribution of the Account Balance of the Participant must be completed by December 31 of the calendar year containing the fifth (5th) anniversary of the Participant's death.

            (3) If the Surviving Spouse is the Beneficiary of any portion of a deceased Participant's benefits under the Plan, the Surviving Spouse shall be permitted to direct that this distribution of benefits commence at a reasonable time following the death of the Participant or Former Participant under applicable Treasury regulations.

            (4) If the Surviving Spouse dies after the Participant, but before payments to the Spouse begin, the preceding provisions of this Section, with the exception of paragraph (2), shall be applied as if the Surviving Spouse had been the Participant."

9. Effective January 1, 1997, Section 7.01 is amended, as underlined, to read as follows:

"7.01 Limitation on Annual Additions

      The amount of the Annual Addition which may be allocated under this Plan to any Participant's Account as of any Allocation Date will not exceed the Defined Contribution


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

      Limit (based upon his Aggregate Compensation up to such Valuation Date) reduced by the sum of any allocations of annual additions made to Participant's Accounts under this Plan as of any preceding Allocation Date within the Limitation Year. Such reductions shall be made in the event that an excess annual addition arises from contributions to the Plan based on estimated annual compensation, the allocation of forfeitures, a reasonable error occurs in determining the amount of elective deferrals under Code Section 402(g)(3) or under other facts and circumstances that the Commissioner finds justify the availability of relief under Treas. Reg. ss. 1.415-6(b)(6).

      If the Annual Addition under this Plan on behalf of a Participant is to be reduced as of any Allocation Date as a result of the next preceding paragraph, the reduction will be, to the extent required, effected by first reducing Participant contributions (which increase the annual addition), then Forfeitures (if any), and then Employer contributions to be allocated under this Plan on behalf of the Participant as of the Allocation Date.

      Any necessary reduction will be made as follows:

      (a) The amount of the reduction consisting of nondeductible Participant contributions will be paid to the Participant as soon as administratively feasible.

      (b) The amount of the reduction consisting of any other Participant contributions will be paid to the Participant as soon as administratively feasible.

      (c) The amount of the reduction consisting of Forfeitures will be allocated and reallocated to other Accounts in accordance with the Plan formula for allocating Forfeitures to the extent that such allocations do not cause the additions to any other Participant's Accounts to exceed the lesser of the Defined Contribution Limit or any other limitation provided in the Plan.

      (d) The amount of the reduction consisting of Employer contributions will be allocated and reallocated to other Accounts in accordance with the Plan formula for Employer Contributions to the extent that such allocations do not cause the additions to any other Participant's Accounts to exceed the lesser of the Defined Contribution Limit or any other limitation provided in the Plan.

      (e) To the extent that the reductions described in paragraph (d) cannot be allocated to other Participant's Accounts, the reductions will be allocated to a suspense account as Forfeitures and held therein until the next succeeding Allocation Date on which Forfeitures could be applied under the provisions of the Plan. All amounts held in a suspense account must be applied as Forfeitures before any additional contributions, which would constitute annual additions, may be made to the Plan. If the Plan terminates, the suspense account will revert to the Employer to the extent it may not be allocated to any Participant's Accounts.


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      (f)   If a suspense account is in existence at any time during a
            Limitation Year pursuant to this Section, it will not participate in the allocation of the Trust Fund's investment gains and losses.

      (g) If no more than one-third of the employer contributions to the Plan are allocated to Participants who are Highly Compensated Employees, the limitations under this Section shall not apply to (i) forfeitures of Employer Securities under such Plan if the Employer Securities were acquired with the proceeds of an Exempt Loan, or
            (ii) employer contributions to the Plan which are deductible under Code Section 404(a)(9)(B) and charged against the Participant's Account."

10. Effective January 1, 1997, Section 7.04 is amended, as underlined, to read as follows:

"7.04 Effect of Top-Heavy Status

      (a)   General

            Notwithstanding the provisions of Section 7.03, "1.0" will be substituted for "1.25" wherever it appears in Sections 7.03(h) and 7.03(k) for any Limitation Year in which the Plan is found to be Top-Heavy for the Plan Year which coincides with or ends within such Limitation Year.

      (b)   Non-application

            If the Plan is not determined to be Super Top-Heavy, then for the Plan Year which coincides with or ends within a Limitation Year, the following will apply:

            (1) Any Non-Key Employee who is a Participant in both this Plan and a defined benefit plan maintained by the Employer or a Related Employer will be entitled to a minimum accrued benefit under the defined benefit plan equal to the greater of the accrued benefit provided under the defined benefit plan or a monthly benefit in the form of a straight life annuity (with no ancillary benefits) commencing at normal retirement date equal to the Participant's average monthly compensation (which means the average rate of Aggregate Compensation during the five consecutive years, as defined for purposes of determining average monthly compensation, in which the Participant had the highest Aggregate Compensation) multiplied by the lesser of
                  (A) 3% for each year of benefit service performed while actually participating in the plan during a Plan Year in which the plan is determined to be Top-Heavy, or (B) 30%.

                  A Participant will not be required to be employed on the last day of a Plan Year in order to be entitled to the benefit provided by this Section 7.04(b). The defined benefit plan may not satisfy the requirements of this Section 7.04(b) through Employer contributions to Social Security.

            (2)   Section 7.04(a) will not apply for such Limitation Year.


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

      (c)   Minimum Allocations.

            If a defined benefit plan maintained by the Employer which benefits a Key Employee depends on this Plan to satisfy the nondiscrimination rules of Code Section 401(a)(4) or the coverage rules of Code
            Section 410 (or another plan benefiting the Key Employee so depends on the defined benefit plan), each Non-Key Employee shall receive a top heavy minimum allocation of five percent (5%) of the Non-Key Employee's Compensation regardless of the contribution rate for the Key Employee. The minimum allocation under this Section shall be provided to each Non-Key Employee who is a Participant and is employed by the Employer on the last day of the Plan Year, whether or not the Participant has been credited with one thousand (1,000) Hours of Service for the Plan Year. The minimum allocation under this Section shall not be provided to any Participant who was not employed by the Employer on the last day of the Plan Year. The provisions of this Section shall not apply to any Participant to the extent the Participant is covered under any other plan or plans of the Employer under which the minimum allocation or benefit requirements under Code Section 416(c)(1) or (c)(2) are met for the Participant."

11. Effective January 1, 1997, Section 12.01(c) is amended, as underlined, to read as follows:

      "(c) Acquisition Loan. The Trustee is expressly authorized to enter into an Acquisition Loan transaction; provided, however, that the loan shall be primarily for the benefit of the Plan Participants. The following terms and conditions apply to any Acquisition Loan.

            (i) The Trustee shall, within a reasonable period of time, use the proceeds of any Acquisition Loan:

                  (A)   to acquire Company Stock described in Section 1.10(b)
                        (i), (ii) or (iii);

                  (B)   to repay the Acquisition Loan; or

                  (C)   to repay a prior Acquisition Loan.

            (ii) Any Acquisition Loan shall provide that the creditor is without recourse against the Plan and Trust. The Acquisition Loan shall further provide that no person entitled to payment under the Acquisition Loan shall have any rights to the assets of the Plan and Trust other than:

                  (A)   the collateral given under the Acquisition Loan;

                  (B) contributions (other than contributions of Company Stock) made by the Employer to meet the repayment requirements of the Acquisition Loan; or


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

                  (C)   earnings attributable to:

                        (1) the Company Stock pledged as collateral for such loan; or

                        (2) the Employer contributions described in the preceding paragraph (B).

            (iii) Any Acquisition Loan shall provide that payments made on the loan by the Plan shall not exceed for any Plan Year an amount equal to the sum of Employer Contributions and Plan earnings for the current Plan Year, plus the amounts in prior years, less the sum of the note payment for prior years. The Plan Administrator shall maintain separate accounting for such contributions and earnings.

            (iv) Collateral for the Acquisition Loan shall be restricted to Company Stock acquired with the proceeds of the Acquisition Loan or Company Stock acquired with a prior Acquisition Loan which prior Acquisition Loan is repaid with the proceeds of the Acquisition Loan.

            (v) Any Acquisition Loan shall provide that in the event of default, the value of the Plan assets transferred in satisfaction of the Acquisition Loan must not exceed the amount of the default. If the lender is a Disqualified Person, the Acquisition Loan shall provide for the transfer of Plan assets upon default only upon and to the extent of the failure of the Plan to meet the repayment schedule of the loan.

            (vi) Any Acquisition Loan shall provide for a reasonable rate of interest, taking into account all relevant factors.

            (vii) Any Acquisition Loan shall provide for a release from encumbrance of shares of Company Stock held as collateral as of each Anniversary Date equal to the number of encumbered shares of Company Stock held immediately before the release, multiplied by a fraction. The numerator of the fraction is the amount of principal and interest paid during the Plan Year. The denominator of the fraction is the sum of the principal and interest to be paid in all future years without taking into account any possible extensions of the loan. If a variable rate of interest is used, the calculation of the denominator shall be based upon the rate applicable as of the end of the Plan Year in question. Release of shares of more than one class shall be made on a pro rata basis applying such fraction.

            (viii)Any Acquisition Loan shall call for a definitely determinable period of repayment and may not be payable at the demand of any person except in the case of default.


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

            (ix)  The Trustee shall comply with all requirements under Code
                  Section 4975 and the applicable Treasury regulations to assure that the loan qualifies as an Acquisition Loan.

            (x) Notwithstanding that this Plan ceases to be an employee stock ownership plan, Company Stock acquired with the proceeds of an Acquisition Loan will continue, after the Trustee repays the loan, to be subject to the provisions of Treasury Regulations Sections 54.4975-7(b)(4), (10), (11) and (12) relating to put, call or other options and to buy-sell or similar arrangements, except to the extent those regulations are inconsistent with Code Section 409(h)."


      IN WITNESS WHEREOF, this instrument has been executed by the duly authorized and empowered officer of the Employer, this 3rd day of May, 2000.

                                    EMPLOYER:

                                    CHEMFIRST INC.

                                    By: /s/ William B. Kemp, Jr.
                                        ------------------------


                                    TRUSTEE:

                                    CHARLES SCHWAB TRUST COMPANY

                                    By: /s/ Lisa DeMattei
                                        ------------------------


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